Exhibit 26(h) i. j. j1. i.

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

Pursuant to the Participation Agreement, made and entered into as of the 4th day of September, 1998, by and among MFS® Variable Insurance Trustsm, C.M. Mutual Life Insurance Company, and Massachusetts Financial Services Company, the parties hereby agree to an amended Schedule A as attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect on November 16, 2001.

C.M. MUTUAL LIFE INSURANCE COMPANY
By its authorized officer,

By:	signature not legible
Title:	Vice President

MFS VARIABLE INSURANCE TRUST, On behalf of the Portfolios
By its authorized officer and not individually,

By:	/s/ James R. Bordewick, Jr.
James R. Bordewick, Jr.
Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY
By its authorized Officer,

By:	/s/ Arnold D. Scott
Arnold D. Scott
Senior Executive Vice President

[page break]

As of November 16, 2001

SCHEDULE A

ACCOUNTS, POLICIES AND PORTFOLIOS

SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and Date Established by Board of Directors	Policies Funded by Separate Account	Portfolios Applicable to Policies
C.M. Multi-Account A	Panorama Premier Panorama Passage	MFS Growth with Income Series MFS New Discovery Series